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                                                                       EXHIBIT 5




                     [LETTERHEAD OF BASS, BERRY & SIMS PLC]



                                January 31, 2002



AmSurg Corp.
20 Burton Hills Boulevard
Nashville, TN 37215

         RE:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have acted as your counsel in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") relating to an aggregate of 16,664 shares of common stock of AmSurg Corp., no par value per share (the "Shares"), issuable upon the exercise of options (the "Options") granted to Bergein F. Overholt, M.D. and Richard F. Corlin, M.D. pursuant to written compensation contracts.

         In so acting, we have examined and relied upon such records, documents, and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         Based on the foregoing, we are of the opinion that the Shares, when issued upon the exercise of, and in accordance with the terms of, the Options, will be validly issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                   Very truly yours,


                                   /s/ BASS, BERRY & SIMS PLC